2016 / 2017 Leasing Status

Exhibit 99.1

Applications + Leases	Current Year: Applications + Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2015 Occupancy[3]
2017 Same Store Wholly-owned Properties						
Final Fall 2015 occupancy of 98% or greater	59,023	61,487	96.0%	97.9%	61,612	99.6%
Final Fall 2015 occupancy between 95% and 98%	9,647	11,104	86.9%	87.3%	11,148	96.8%
Final Fall 2015 occupancy less than 95%	11,552	14,623	79.0%	71.6%	14,711	85.3%
Total 2017 Same Store Wholly-owned Properties	**80,222**	**87,214**	**92.0%**	**92.2%[4]**	**87,471**	**96.8%**
New Wholly-owned Properties[6]	**2,933**	**3,169**	**92.6%**	**n/a**	**3,193**	**n/a**
Total - Wholly-owned Properties	**83,155**	**90,383**	**92.0%**	**92.2%[4]**	**90,664**	**96.8%[4]**

Leases	Current Year: Leases[1]	Current Year: Rentable Beds[2]	Current Year: % of Rentable Beds	Prior Year: % of Rentable Beds	Design Beds	Final Fall 2015 Occupancy[3]	Initial Projected Rate Increase	Current Projected Rate Increase[5]
2017 Same Store Wholly-owned Properties								
Final Fall 2015 occupancy of 98% or greater	55,123	61,487	89.6%	91.5%	61,612	99.6%		
Final Fall 2015 occupancy between 95% and 98%	9,098	11,104	81.9%	82.0%	11,148	96.8%		
Final Fall 2015 occupancy less than 95%	10,584	14,623	72.4%	63.6%	14,711	85.3%		
Total 2017 Same Store Wholly-owned Properties	**74,805**	**87,214**	**85.8%**	**85.6%[4]**	**87,471**	**96.8%**	**3.0%**	**3.0%**
New Wholly-owned Properties[6]	**2,388**	**3,169**	**75.4%**	**n/a**	**3,193**	**n/a**	**n/a**	**n/a**
Total - Wholly-owned Properties	**77,193**	**90,383**	**85.4%**	**85.6%[4]**	**90,664**	**96.8%[4]**	**3.0%**	**3.0%**

Note: The same store grouping presented above for purposes of disclosing the pre-leasing status for the upcoming 2016/2017 academic year represents properties that will be classified as same store properties in 2017. This represents properties owned and operating for both of the entire years ended December 31, 2016 and 2017, and which are not conducting or planning to conduct substantial development or redevelopment activities.

1. As of June 3, 2016 for current year and June 3, 2015 for prior year.
2. Rentable beds exclude beds needed for on-site staff.
3. As of September 30, 2015.
4. Properties not owned or under ACC management during the prior year, or properties whose leasing progress is not comparable to the prior year as a result of plans to renovate or redevelop the property, are excluded for purposes of calculating the prior year percentage of rentable beds.
5. Projected rate increase reflects projected rental rates anticipated to be achieved through the end of the company's leasing cycle, up to targeted occupancy.
6. Properties currently under construction with an anticipated delivery date of Fall 2017 are not included because these properties will not begin undertaking leasing activities until Fall 2016.